Exhibit 3.8

OPERATING AGREEMENT

OF

BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a)	“Articles of Organization” shall mean the Articles of Organization of Badlands Power Fuels, LLC as filed with the Secretary of State of North Dakota as the same may be amended from time to time.

(b)	“Capital Account” as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VIII.

(c)	“Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by a Member whenever made. “Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

(d)	“Capital Interest” shall mean the proportion that a Member’s positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances as may be adjusted from time to time. For purposes of the exercise of voting rights under the North Dakota Act and this Operating Agreement, only voting membership interests shall be included within the definition of a Capital Interest under this Operating Agreement unless otherwise indicated.

(e)	“Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

(f)	“Company” shall refer to Badlands Power Fuels, LLC.

(g)	“Deficit Capital Account” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(i)	credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations,

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

(ii)	debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(e) and 1.704-2, and will be interpreted consistently with those provisions.

(h)	“Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; (iii) such Reserves as the Managers deem reasonably necessary to the proper operation of the Company’s business.

(i)	“Economic Interest” shall mean a Member’s or Economic Interest Owner’s share of one or more of the Company’s Net Profits, Net Losses and distributions of the Company’s assets pursuant to this Operating Agreement and the North Dakota Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

(j)	“Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

(k)	“Entity” shall mean any general partnership, limited partnership, limited liability partnership, limited liability limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(l)	“Fiscal Year” shall mean the Company’s fiscal year, which shall be the year ending on December 31.

(m)	“Gifting Member” shall mean any Member or Economic Interest Owner who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest or Economic Interest.

(n)

“Majority Interest” shall mean one or more Interests of Members which taken together exceed 50% of the aggregate of all Capital Interests. For purposes of the exercise of voting rights under the North Dakota Act and this Operating

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

Agreement, only voting membership interests shall be included within the definition of a Majority Interest under this Operating Agreement unless otherwise indicated.

(o)	“Managers” shall mean one or more managers. The Company shall have one Manager, Badlands Energy, LLC. References to the Managers in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(p)	“Member” shall mean each of the parties who execute a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased Membership Interests in the Company, he will have all the rights of a Member with respect to such Membership Interests, and the term “Member” as used herein shall include a Manager to the extent he has purchased such Membership Interests in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.

(q)	“Membership Interest” shall mean a Member’s entire interest in the Company including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement and the North Dakota Act.

(r)	“North Dakota Act” shall mean the North Dakota Limited Liability Company Act at N.D.C.C. 10-32-01, et seq.

(s)	“Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the accounting principles employed under the acceptable method of accounting at the close of each fiscal year on the Company’s information tax return filed for federal income tax purposes.

(t)	“Operating Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

(u)	“Persons” shall mean any individual or Entity, and the heirs, personal representatives, legal representatives, successors, and assigns of such “Person” where the context so permits.

(v)	“Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

(w)	“Selling Member” shall mean any Member or Economic Interest Owner which sells, assigns, or otherwise transfers for consideration all or any portion of its Membership Interest or Economic Interest.

(x)	“Transferring Member” shall collectively mean a Selling Member and a Gifting Member.

(y)	“Treasury Regulations” shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE II

FORMATION OF COMPANY

2.01 Formation. On November 3, 2005, Fred C. Rathert organized a North Dakota limited liability company by executing and delivering Articles of Organization to the North Dakota Secretary of State in accordance with and pursuant to the North Dakota Act.

2.02 Name. The name of the Company is Badlands Power Fuels, LLC.

2.03 Principal Place of Business. The principal place of business of the Company within the State of North Dakota shall be 2951 125th Avenue NW, Watford City, ND 58854. The Company may locate its place of business and registered office at any other place or places as the Managers may from time to time deem advisable.

2.04 Registered Office and Registered Agent. The Company’s initial registered office shall be at the office of its registered agent at 2951 125th Avenue NW, Watford City, ND 58854, and the name of its initial registered agent at such address shall be Mark Johnsrud. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the North Dakota Secretary of State pursuant to the North Dakota Act.

2.05 Term. The term of the Company shall be perpetual from the date of filing of Articles of Organization with the Secretary of State of the State of North Dakota, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the North Dakota Act.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

ARTICLE III

BUSINESS OF COMPANY

3.01 Permitted Businesses. The business of the Company shall be to transport water and crude oil and include the power:

(a)	to accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

(b)	to exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the North Dakota Act; and

(c)	to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE IV

NAMES AND ADDRESSES OF MEMBERS

AND MEMBERS UNITS, CLASSIFICATIONS

4.01 Authorized Membership Units. The Company shall be authorized to create and issue up to 1 Membership Unit. This shall include 1 Voting Membership Unit and 0 Nonvoting Membership Units.

4.02 Initial Ownership of Membership Units. The Membership Units initially owned by each of initial member are contained on Exhibit A.

ARTICLE V

RIGHTS AND DUTIES OF MANAGERS AND OFFICERS

5.01 Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage and control the business of the Company to the best of their ability. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

5.02 Number, Tenure and Qualifications. The Company shall have one Manager. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

Members holding at least two-thirds of all voting Capital Interests in the Company’s capital, but in no instance shall there be less than one Manager. Each Manager shall hold office until the next annual meeting of Members or until his successor shall have been elected and qualified. Managers shall be elected by the affirmative vote of Members holding at least a Voting Majority Interest. Managers need not be residents of the State of North Dakota or Members of the Company.

5.03 Officers - Certain Powers of Operating Manager. The President or the Manager shall be the chief executive officer of the Company responsible for the general overall supervision of the business and affairs of the Company. He shall, when present, preside at all meetings of the Members. The President or the Manager may sign, on behalf of the Company, such deeds, mortgages, bonds, contracts or other instruments which have been appropriately authorized to be executed by the Members except in cases where the signing or execution thereof shall be expressly delegated by the Members or by this Operating Agreement or by statute to some other officer or agent of the Company; and, in general, he shall perform all duties as may be prescribed by the Board from time to time.

The specific authority and responsibility of the President or the Manager shall also include the following:

(a)	The President or the Manager shall effectuate this Operating Agreement.

(b)	The President or the Manager shall direct and supervise the operations of the Company.

(c)	The President or the Manager, within such parameters as may be set by the Managers, shall establish such charges for services and products of the Limited Liability Company as may be necessary to provide adequate income for the efficient operation of the Company.

(d)	The President or the Manager, within the budget established by the Managers, shall set and adjust wages and rates of pay for all personnel of the Company and shall appoint, hire and dismiss all personnel and regulate their hours of work.

(e)	The President or the Manager shall keep the Managers advised in all matters pertaining to the operation of the Company, services rendered, operating income and expense, financial position, and, to this end, shall prepare and submit a report to the Members at each regular meeting and at other times as may be directed by the Managers.

(f)	The President shall discharge all other duties in addition to those already enumerated herein required of the president and treasurer under §§ 10-32-89(1) and (3), respectively, of the North Dakota Act.

5.04 Other Officers. The Company may, at the discretion of the Managers, have additional Officers including, without limitation, one or more Vice-Presidents, one or more Secretaries and one or more Treasurers. Officers need not be selected from among the Members.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

One person may hold two or more offices. When the incumbent of an office is (as determined by the incumbent himself or by the Members) unable to perform the duties thereof, or when there is no incumbent of an office (both such situations referred to hereafter as the “absence” of the Officer), the duties of the office shall be performed by the person specified by the Managers.

5.05 Election and Tenure. The Officers of the Company shall be elected annually by the Managers at the annual meeting. Each Officer shall hold office from the date of his election until the next annual meeting and until his successor shall have been elected, unless he shall sooner resign or be removed.

5.06 Resignations and Removal. Any Officer may resign at any time by giving written notice to the President or to all of the Managers, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any Officer may be removed at any time by the Managers with or without cause.

5.07 Vacancies. A vacancy in any office may be filled for the unexpired portion of the term by the Managers.

5.08 Salaries. The salaries of the Officers shall be fixed from time to time by the Managers and no Officer shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

5.09 Liability for Certain Acts. Each Manager shall perform his duties as Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties as Manager shall not have any liability by reason of being or having been a Manager of the Company. The Managers do not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. The Managers shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by the Managers.

5.10 Managers Have No Exclusive Duty to Company. The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Managers or to the income or proceeds derived therefrom. The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.11 Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and the Managers shall be the sole signatories thereon, unless the Managers determine otherwise.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

5.12 Indemnity of the Managers, Employees and Other Agents. The Company shall indemnify the Managers and make advances for expenses to the maximum extent permitted under Section 10-32-99 of the North Dakota Act. The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by Members owning a Voting Majority Interest.

5.13 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.14 Removal. At a meeting called expressly for that purpose, any number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding a voting Majority Interest. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.15 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a majority of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy(ies) shall be filled by the affirmative vote of Members holding a voting Majority Interest. Any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Managers then in office or by an election at an annual meeting or at a special meeting of Members called for that purpose or by the Members’ unanimous written consent. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.

5.16 Salaries. The salaries and other compensation of the Managers shall be fixed from time to time by an affirmative vote of Members holding at least a voting Majority Interest, and no Manager shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.01 Limitation of Liability. Each Member’s liability shall be limited as set forth in this Operating Agreement, the North Dakota Act and other applicable law.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

6.02 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond his respective Capital Contributions and any obligation of the Member under Section 8.01 or 8.02 to make Capital Contributions, except as provided in Section 6.07 herein or as otherwise required by law.

6.03 List of Members. Upon written request of any Member, the President or the Manager shall provide a list showing the names, addresses and Membership Interests and Economic Interests of all Members.

6.04 Approval of Sale of All Assets. The Members shall have the right, by the affirmative vote of Members holding at least two-thirds of all voting Capital Interests to approve the sale, exchange or other disposition of all, or substantially all, of the Company’s assets (other than in the ordinary course of the Company’s business) which is to occur as part of a single transaction or plan.

6.05 Company Books. In accordance with Section 9.09 herein, the Managers shall maintain and preserve, during the term of the Company, and for six (6) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, each Member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member’s and Economic Interest Owner’s expense.

6.06 Priority and Return of Capital. Except as may be expressly provided in Article IX, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

6.07 Liability of a Member to the Company.

(a)	A Member who rightfully receives the return in whole or in part of its contribution (as defined in Section 10-32-64 of the North Dakota Act) is nevertheless liable to the Company only to the extent now or hereafter provided by the North Dakota Act.

(b)	A Member who receives a distribution made by the Company:

(1)	which is either in violation of this Operating Agreement, or

(2)	when the Company’s liabilities exceed its assets (after giving effect to the distribution), is liable to the Company for a period of six years after such distribution for the amount of the distribution.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

ARTICLE VII

MEETINGS OF MEMBERS

7.01 Annual Meeting. The annual meeting of the Members shall be held the first Monday in December or at such other time as shall be determined by resolution of the Members, commencing with the year 2006, for the purpose of the transaction of such business as may come before the meeting.

7.02 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member or Members holding at least 10% of the voting Capital Interests.

7.03 Place of Meetings. The Members may designate any place, either within or outside the State of North Dakota, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of North Dakota.

7.04 Notice of Meetings. Except as provided in Section 7.05, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid.

7.05 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of North Dakota, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

7.06 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.07 Quorum. Members holding at least two-thirds of all voting Capital Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the voting Capital Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of voting Capital Interests whose absence would cause less than a quorum.

7.08 Manner of Acting. If a quorum is present, the affirmative vote of Members holding a voting Majority Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the North Dakota Act, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Capital Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

7.09 Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE VIII

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.01 Members’ Capital Contributions. Each Member shall contribute such amount as is set forth in Exhibit B hereto as its share of the Initial Capital Contribution.

8.02 Additional Contributions. Except as set forth in Section 8.01, no Member shall be required to make any Capital Contributions. To the extent approved by a majority of the Managers, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Managers determine that such additional Capital contributions are necessary or appropriate in connection with the conduct of

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

the Company’s business (including without limitation, expansion or diversification). In such event, the Members shall have the opportunity (but not the obligation) to participate in such additional Capital Contributions on a pro rata basis in accordance with their Interests.

8.03 Capital Accounts.

(a)	A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by:

(1)	the amount of money contributed by such Member to the Company;

(2)	the fair Market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to Section 752 of the Code);

(3)	allocations to such Member of Net Profits and Net Losses; and

(4)	allocations to such Member of income described in Section 705(a)(1)(B) of the Code.

Each Member’s Capital Account will be decreased by:

(1)	the amount of money distributed to such Member by the Company;

(2)	the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to Section 752 of the Code);

(3)	allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code; and

(4)	allocations to the account of such Member of Company loss and deduction as set forth in the Treasury Regulations, taking into account adjustments to reflect fair market value.

(b)	In the event of a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(c)

The manner in which Capital Accounts are to be maintained pursuant to this Section 8.03 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company’s accountants the manner in which Capital Accounts are to be

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

maintained pursuant to the preceding provisions of this Section 8.03 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.03, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

(d)	Upon liquidation of the Company (or any Member’s Membership Interest or Economic Interest Owner’s Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. Liquidation proceeds will be paid within sixty days of the end of the taxable year (or, if later, within 120 days after the date of the liquidation). The Company may offset damages for breach of this Operating Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

(e)	Except as otherwise required in the North Dakota Act (and subject to Sections 8.01 and 8.02), no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in such Member’s or Economic Interest Owner’s Capital Account.

8.04 Withdrawal or Reduction of Members’ Contributions to Capital.

(a)	A Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

(b)	A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

ARTICLE IX

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS

9.01 Allocations of Profits and Losses from Operations. The Net Profits and Net Losses of the Company for each fiscal year will be allocated in proportion to the Capital Accounts of the Members.

9.02 Special Allocations to Capital Accounts. Notwithstanding Section 9.01 hereof:

(a)	No allocations of loss, deduction and/or expenditures described in Section 705(a)(2)(B) of the Code shall be charged to the Capital Account of any Member if such allocation would cause such Member to have a Deficit Capital Account. The amount of the loss, deduction and/or Code Section 705(a)(2)(B) expenditure which would have caused a Member to have a Deficit Capital Account shall instead be charged to the Capital Accounts of any Members which would not have Deficit Capital Accounts as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to Section 9.01.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

(b)	In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 9.02(b) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(c)	In the event any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and such Member’s share of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of such excess as quickly as possible.

(d)	Notwithstanding any other provision of this Section 9.02, if there is a net decrease in the Company’s minimum gain as defined in Treasury Regulation Section 1.704-2(d) during a taxable year of the Company, then, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to- that Member’s share of the net decrease in Company minimum gain. This Section 9.02(d) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company’s minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Managers may in their discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

(e)	Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members’ Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

(f)	Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Members in accordance with, and as a part of, the allocations of Company profit or loss for such period.

(g)	In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(iv)(d)(3) of the Treasury Regulations, if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

(h)	Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member within seven years of being contributed, then, except as provided in Section 704(c)(2) of the Code, the contributing Member shall be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member under Section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

(i)	In the case of any distribution by the Company to a Member or Economic Interest Owner, such Member or Economic Interest Owner shall be treated as recognizing gain in an amount equal to the lesser of:

(1)	the excess (if any) of (A) the fair market value of the property (other than money) received in the distribution over (B) the adjusted basis of such Member’s Membership Interest or Economic Interest Owner’s Economic Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

(2)

the Net Precontribution Gain (as defined in Section 737(b) of the Code) of the Member or Economic Interest Owner. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Economic Interest Owner under Section 704(c)(1)(B) of the Code if all property which (1) had been contributed to the Company within five years of the distribution, and (2) is held by the

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

Company immediately before the distribution, had been distributed by the Company to another Member or Economic Interest Owner. If any portion of the property distributed consists of property which had been contributed by the distributee Member or Economic Interest Owner to the Company, then such property shall not be taken into account under this Section 9.02(i) and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such entity after such interest had been contributed to the Company.

(j)	In connection with a Capital Contribution of money or other property (other than a de minimis amount) by a new or existing Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, or in connection with the liquidation of the Company or a distribution of money or other property (other than a de minimis amount) by the Company to a retiring Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest), the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). If under Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ shares of tax items under Section 704(c) of the Code.

(k)	All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

(l)	Any credit or charge to the Capital Accounts of the Members pursuant to Sections 9.02(b), (c) and/or (d) hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 9.01, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 9.01 and 9.02 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by Sections 9.02(b), (c) and/or (d) hereof had not occurred.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

9.03 Distributions. Except as provided in Section 8.03(d), all distributions of cash or other property shall be made to the Members as follows:

Except as provided in Section 9.04, all distributions of Distributable Cash and property shall be made at such time as determined by the Managers. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 9.03.

9.04 Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions.

9.05 Accounting Principles. The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the accrual method of accounting. It is intended that the Company will elect those accounting methods which provide the Company and the Members with the greatest tax benefits.

9.06 Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

9.07 Loans to Company. Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

9.08 Accounting Period. The Company’s accounting period shall be the calendar year.

9.09 Records, Audits and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a)	A current list of the full name and last known business, residence, or mailing address of each Member, Economic Interest Owner and Manager, both past and present;

(b)	A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c)	Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the four most recent years;

(d)	Copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

(e)	Minutes of every annual, special and court-ordered meeting;

(f)	Any written consents obtained from Members for actions taken by Members without a meeting.

9.10 Returns and Other Elections. The Operating Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s fiscal year. The Operating Manager shall timely file with the North Dakota State Tax Commissioner the Company’s annual North Dakota return.

All elections permitted to be made by the Company under federal or state laws shall be made by the Operating Manager in his sole discretion, provided that the Operating Manager shall make any tax election requested by Members owning a Majority Interest.

ARTICLE X

TRANSFERABILITY

10.01 General. Except as otherwise specifically provided herein neither a Member nor an Economic Interest Owner shall have the right to:

(a)	sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration (collectively, “sell”),

(b)	gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or any part of its Membership Interest or Economic Interest.

10.02 Right of First Refusal.

(a)	In the event a Selling Member desires to sell all or any portion of its Membership Interest or Economic Interest in the Company to a third party purchaser, the Selling Member shall first obtain from such third party purchaser a bona fide written offer to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor. The Selling Member shall give written notification to the remaining Members, by certified mail or personal delivery, of its intention to so transfer such interest, furnishing to the remaining Members a copy of the aforesaid written offer to purchase such interest.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

(b)	The remaining Members, and each of them shall, on a basis pro rata to their Capital Interests (voting having a right of first refusal as to voting and non-voting having a right of first refusal as to non-voting) or on a basis pro rata to the Capital Interests of those remaining Members exercising their right of first refusal, have the right to exercise a right of first refusal to purchase all (but not less than all) of the interest proposed to be sold by the Selling Member upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notification to the Selling Member, by certified mail or personal delivery, of their intention to do so within ten (10) days after receiving written notice from the Selling Member. The failure of all the remaining Members (or any one or more of them) to so notify the Selling Member of their desire to exercise this right of first refusal within said ten (10) day period shall result in the termination of the right of first refusal and the Selling Member shall be entitled to consummate the sale of its interest in the Company, or such portion of its interest, if any, with respect to which the right of first refusal has not been exercised, to such third party purchaser.

In the event the remaining Members (or any one or more of the remaining Members) give written notice to the Selling Member of their desire to exercise this right of first refusal and to purchase all of the Selling Member’s interest in the Company which the Selling Member desires to sell upon the same terms and conditions as are stated in the aforesaid written offer to purchase, the remaining Members shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within ten (10) days after receipt of written notification from the Selling Member of the third party offer to purchase.

(c)	In the event of either the purchase of the Selling Member’s interest in the Company by a third party purchaser or the gift of an interest in the Company (including an Economic Interest), and as a condition to recognizing one or more of the effectiveness and binding nature of any such sale or gift and (subject to Section 10.03, below) substitution of a new Member as against the Company or otherwise, the remaining Members may require the Selling Member or Gifting Member and the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge and deliver to the remaining Members such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the remaining Members may deem necessary or desirable to:

(1)	constitute such purchaser as a Member, donee or successor-in-interest as such;

(2)	confirm that the person desiring to acquire an interest or interests in the Company, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of the Operating Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an Economic Interest Owner);

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

(3)	preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(4)	maintain the status of the Company as a partnership for federal tax purposes; and

(5)	assure compliance with any applicable state and federal laws including securities laws and regulations.

(d)	Any sale or gift of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article X shall be deemed effective as of the last day of the calendar month in which the remaining Members’ consent thereto was given, or, if no such consent was required pursuant to Section 10.02(e), then on such date that the donee or successor-in-interest complies with this Article. The Selling Member agrees, upon request of the remaining Members, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the remaining Members from time to time in connection with such sale, transfer, assignment, or substitution. The Selling Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article X.

(e)	Subject to Section 10.03(c), a Transferring Member may gift all or any portion of its Membership Interest and Economic Interest without regard to Section 10.02(a) and (b) provided that the donee or other successor-in-interest (collectively, “donee”) complies with Section 10.02(c) and further provided that the donee is either the Gifting Member’s spouse, former spouse, or lineal descendent (including adopted children). In the event of the gift of all or any portion of a Gifting Member’s Membership Interest or Economic Interest to one or more donees who are under 25 years of age, one or more trusts shall be established to hold the gifted interest(s) for the benefit of such donee(s) until all of the donee(s) reach the age of at least 25 years.

10.03 Transferee Not Member in Absence of Unanimous Consent.

(a)

Notwithstanding anything contained herein to the contrary (including, without limitation, Section 10.02 hereof), if all of the remaining Members do not approve by unanimous written consent the proposed sale or gift of the Transferring Member’s Membership Interest or Economic Interest to a transferee or donee which is not a Member immediately prior to the sale or gift, then the proposed transferee or donee shall have no right to participate in the management of the

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

business and affairs of the Company or to become a Member. The transferee or donee shall be merely an Economic Interest Owner. No transfer of a Member’s interest in the Company (including any transfer of the Economic Interest or any other transfer which has not been approved by unanimous written consent of the Members) shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such transfer) has been provided to the Company and the non-transferring Member(s).

(b)	Upon and contemporaneously with any sale or gift of a Transferring Member’s Economic Interest in the Company which does not at the same time transfer the balance of the rights associated with the Economic Interest transferred by the Transferring Member (including, without limitation, the rights of the Transferring Member to participate in the management of the business and affairs of the Company), the Company shall purchase from the Transferring Member, and the Transferring Member shall sell to the Company for a purchase price of $100.00, all remaining rights and interests retained by the Transferring Member which immediately prior to such sale or gift were associated with the transferred Economic Interest.

(c)	The restrictions on transfer contained in this Section 10.03 are intended to comply (and shall be interpreted consistently) with the restrictions on transfer set forth in Section 10-32-31 of the North Dakota Act.

ARTICLE XI

ADDITIONAL MEMBERS

From the date of the formation of the Company, any Person or Entity acceptable to the Members by their majority vote thereof may become a Member in this Company either by the issuance by the Company of Membership Interests for such consideration as the Members by their majority votes shall determine, or as a transferee of a Member’s Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager or Managers may, at his or their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

ARTICLE XII

DISSOLUTION AND TERMINATION

12.01 Dissolution.

(a)	The Company shall be dissolved upon the occurrence of any of the following events:

(1)	when the period fixed for the duration of the Company shall expire pursuant to Section 2.05 hereof;

(2)	by the unanimous written agreement of all Members; or

(3)	upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of the last Member or occurrence of any other event which terminates the continued membership of the last Member in the Company (a “Withdrawal Event”).

(b)	Notwithstanding anything to the contrary in this Operating Agreement, if a Member or Members owning voting Capital Interests which in the aggregate constitute not less than two-thirds of the voting Capital Interests vote to dissolve the Company at a meeting of the Company pursuant to Article VII, then all of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than 10 days) thereafter.

(c)	As soon as possible following the occurrence of any of the events specified in this Section 12.01 effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the North Dakota Secretary of State and file same with the North Dakota Secretary of State’s office.

(d)	If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling his estate or administering his property.

(e)	Except as expressly permitted in this Operating Agreement, a Member shall not voluntarily resign or take any other voluntary action which directly causes a Withdrawal Event. Unless otherwise approved by members owning a Majority Interest, a Member who resigns (a “Resigning Member”) or whose Membership Interest is otherwise terminated by virtue of a Withdrawal Event, regardless of whether such Withdrawal Event was the result of a voluntary act by such Member, shall not be entitled to receive any distributions to which such Member would not have been entitled had such Member remained a Member. Except as otherwise expressly provided herein, a Resigning Member shall become an Economic Interest Owner. Damages for breach of this Section 12.01(e) shall be monetary damages only (and not specific performance), and such damages may be offset against distributions by the Company to which the Resigning Member would otherwise be entitled.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

12.02 Effect of Filing of Dissolving Statement. Upon the filing by the North Dakota Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

12.03 Winding Up, Liquidation and Distribution of Assets.

(a)	Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager(s) shall immediately proceed to wind up the affairs of the Company.

(b)	If the Company is dissolved and its affairs are to be wound up, the Manager(s) shall:

(1)	Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Manager(s) may determine to distribute any assets to the Members in kind),

(2)	Allocate any profit or loss resulting from such sales to the Members’ and Economic Interest Owners’ Capital Accounts in accordance with Article IX hereof,

(3)	Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies and foreseeable liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such Reserves shall be deemed to be an expense of the Company),

(4)	Distribute the remaining assets in the following order:

(i)	If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of Article IX and Section 8.03 of this Operating Agreement to reflect such deemed sale.

(ii)	The positive balance (if any) of each Member’s and Economic Interest Owner’s Capital Account (as determined after taking into

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Manager(s), with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to Section 12.03(b)(1). Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

(c)	Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(d)	Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e)	The Manager(s) shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

12.04 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the North Dakota Act. Duplicate originals of such articles of dissolution shall be delivered to the North Dakota Secretary of State.

12.05 Certificate of Dissolution. Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the North Dakota Act. The Manager(s) shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

12.06 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

13.02 Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Managers in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. Such books and records shall be maintained as provided in Section 9.09. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members, Economic Interest Owners or their duly authorized representatives during reasonable business hours.

13.03 Application of North Dakota Law. This Operating Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of North Dakota, and specifically the North Dakota Act.

13.04 Waiver of Action for Partition. Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.05 Amendments. This Operating Agreement may not be amended except by the unanimous agreement of all of the Members.

13.06 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.07 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.08 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

13.09 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Heirs, Personal Representatives, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, personal representatives, successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13.15 Investment Representations. The undersigned Members and Economic Interest Owners, if any, understand (1) that the Membership Interests and Economic Interests evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, the North Dakota Securities Act of 1951 or any other state securities laws (the “Securities Acts”) because the Company is issuing these Membership Interests and Economic Interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering, (2) that the Company has relied upon the fact that the Membership Interests and Economic Interests are to be held by each Member for investment, and (3) that exemption from registration under the Securities Acts would not be available if the Membership Interests and Economic Interests were acquired by a Member with a view to distribution.

Accordingly, each Member and Economic Interest Owner hereby confirms to the Company that such Member and Economic Interest Owner is acquiring the Membership Interests and Economic Interests for such Member’s and Economic Interest Owner’s own account, for investment and not with a view to the resale or distribution thereof. Each Member and Economic Interest Owner agrees not to transfer, sell or offer for sale any portion of the Membership Interests or Economic Interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

securities laws or unless the holder of Membership Interests or Economic Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under such Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Member and Economic Interest Owner understands that the Company is under no obligation to register the Membership Interests or Economic Interests or to assist such Member or Economic Interest Owner in complying with any exemption from registration under the Securities Acts if such Member or Economic Interest Owner should at a later date wish to dispose of the Membership Interest or Economic Interest. Furthermore, each Member realizes that the Membership Interests and Economic Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such Member is not an “affiliate” of the Company and the Membership Interest or Economic Interest has been beneficially owned and fully paid for by such Member or Economic Interest Owner for at least three years.

Prior to acquiring the Membership Interests and Economic Interests, each Member and Economic Interest Owner has made an investigation of the Company and its business and has had made available to each such Member and Economic Interest Owner all information with respect thereto which such Member needed to make an informed decision to acquire the Membership Interest or Economic Interest. Each Member and Economic Interest Owner considers himself or itself to be a person possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Member’s or Economic Interest Owner’s investment in the Membership Interest or Economic Interest.

CERTIFICATE

The undersigned hereby agrees, acknowledges and certifies that the foregoing Operating Agreement, consisting of thirty (30) pages including attached Exhibits, constitutes the Operating Agreement of Badlands Power Fuels, LLC adopted by the Members of the Company as of December 13th, 2005.

MEMBERS:

By:	/s/ Mark Johnsrud
BADLANDS ENERGY, LLC
Mark Johnsrud, Manager

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

EXHIBIT A

MANAGERS OF BADLANDS POWER FUELS, LLC

Badlands Energy, LLC

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY

EXHIBIT B

Initial Member Contributions	Initial Capital Contribution	Voting Units	Nonvoting Units

Badlands Energy, LLC	$1,000.00	1	0

OPERATING AGREEMENT OF BADLANDS POWER FUELS, LLC

A NORTH DAKOTA LIMITED LIABILITY COMPANY